January 21, 2004                           Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail:rspencer@fidelitybank-pa.com


                             FIDELITY BANCORP, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS
                                 FOR FISCAL 2004
                             AND QUARTERLY DIVIDEND

PITTSBURGH, PA, January 21, 2004 -- Fidelity Bancorp, Inc. (the "Company") of Pittsburgh, Pennsylvania (NASDAQ: FSBI) today announced first quarter earnings for the three-month period ended December 31, 2003. Net income for the period was $852,000 or $.33 per share (diluted), as compared to net income of $775,000 or $.29 per share (diluted) in the prior year quarter.

December 2002 results included, as a component of interest expense, the write-off of $599,000 in unamortized issuance costs related to $10,250,000 of 9.75% trust preferred securities that were called by the Company on November 4, 2002. The 9.75% trust preferred securities were redeemed with the proceeds from a September 2002 offering of $10,000,000 of floating rate trust preferred securities that bore an initial rate of 5.22% through December 26, 2002, and which adjust quarterly thereafter at a rate of 3-Month LIBOR plus 3.40%. The floating rate trust preferred securities' current rate is 4.57%. The 9.75% trust preferred securities were called by the Company and replaced by the floating rate trust preferred securities primarily to take advantage of the current low interest rate environment.

The Company's net interest income before provision for loan losses increased $159,000 or 5.5% to $3.04 million for the quarter ended December 31, 2003, compared to $2.88 million in the prior year period. As discussed above, December 2002 results include the $599,000 write-off for unamortized issuance costs on the 9.75% trust preferred securities.

The provision for loan losses decreased to $50,000 for the quarter ended December 31, 2003, compared to $330,000 in the prior year quarter. The decrease primarily results from the write-off of a $300,000 commercial business loan during the prior year quarter. A similar loss was not incurred in the current period. Non-performing loans and foreclosed real estate were .56% of total assets at December 31, 2003, and the allowance for loan losses was 110.6% of non-performing loans at that date.

Other income decreased $185,000 or 17.6% to $866,000 for the quarter ended December 31, 2003, compared to $1.05 million in the prior year. The decrease primarily relates to decreased gains on the sale of investment securities and loans of $138,000 and $90,000, respectively, as well as decreased loan service charges and fees of $35,000. Partially offsetting these decreases were increases in deposit service charges and fees of $33,000 and other income of $45,000.

Operating expenses for the first quarter of fiscal 2004 were $2.79 million, an increase of $175,000 or 6.7% over the prior year period. The operating expense increase primarily relates to increased compensation and benefits expense of $103,000, increased occupancy and equipment expense of $42,000 and increased depreciation and amortization of $28,000. Fiscal 2004 results include the operation of the Troy Hill branch, which was acquired on December 31, 2002, and the Cranberry branch, which was opened in April 2003.

Provision for income taxes was $220,000 for the current quarter compared to $218,000 in the prior year, an increase of $2,000 or .9%. The increase is attributed to higher pre-tax income, partially offset by a lower effective tax rate, resulting from higher levels of tax-free income.

Annualized return on average equity (ROE) for the first quarter this year was 8.51%, as compared to 7.26% in the prior year. Annualized return on assets (ROA) was .55% for the current quarter versus .50% in the prior year period.

Total assets were $627.3 million at December 31, 2003, an increase of $9.8 million or 1.6% compared to September 30, 2003, and a decrease of $3.1 million or .5% compared to December 31, 2002. Net loans outstanding increased $6.3 million or 2.4% to $270.7 million at December 31, 2003 as compared to September 30, 2003, and decreased $37.7 million or 12.2% as compared to December 31, 2002. Deposits increased $1.0 million to $367.1 million at December 31, 2003 as compared to September 30, 2003, and increased $4.6 million as compared to December 31, 2002. Short-term borrowings increased $18.3 million to $56.4 million at December 31, 2003 as compared to September 30, 2003, and increased $44.6 million as compared to December 31, 2002. Long-term debt decreased $10.1 million at December 31, 2003 as compared to September 30, 2003, and decreased $46.2 million as compared to December 31, 2002. Stockholders' equity was $40.7 million at December 31, 2003, compared to $40.2 million at September 30, 2003 and $44.1 million at December 31, 2002.

On December 31, 2002, Fidelity completed the acquisition of First Pennsylvania Savings Association through a merger conversion. In connection with the acquisition, Fidelity sold approximately 89,600 shares at $17.52 per share of its common stock to First Pennsylvania members, Fidelity stockholders and certain members of the community. Fidelity acquired loans with a fair value of approximately $6.8 million, investment and mortgage-backed securities with a fair value of approximately $11.8 million, deposits with a fair value of approximately $12.3 million and Federal Home Loan Bank Advances with a fair value of approximately $13.9 million in the transaction.

Commenting on first quarter results, Richard G. Spencer, President and Chief Executive Officer said, "First quarter results were positive as net income was up 9.9% over the prior three month period ended December 31, 2002. Interest rates have risen slightly above their lows of last summer and we believe this will have a positive effect on our future net interest margin. We are also optimistic that an improving economy will provide positive benefits for the Company."

COMMON STOCK DIVIDEND
---------------------

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.12 per share on the Company's common stock. The dividend is payable February 27, 2004 to stockholders of record February 13, 2004. This represents the 62nd uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.
                                                  --------------------------

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.


Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statements for the Three Months Ended
December 31, 2003 and 2002 - Unaudited
(In thousands, except per share data)

                                                     Three Months Ended
                                                        December 31,
                                                    ---------------------
                                                    2003             2002
                                                    ----             ----

Interest income:
   Loans                                    $      4,331     $      5,755
   Mortgage-backed securities                        926            1,373
   Investment securities                           1,923            1,674
   Deposits with other institutions                    1               49
                                            -------------    -------------
      Total interest income                        7,181            8,851
                                            -------------    -------------

Interest expense:
   Deposits                                        2,041            2,428
   Borrowed funds                                  1,978            2,709
   Guaranteed preferred beneficial
      interest in Company's debentures               119              830
                                            -------------    -------------
      Total interest expense                       4,138            5,967
                                            -------------    -------------

Net interest income before provision
   for loan losses                                 3,043            2,884
Provision for loan losses                             50              330
                                            -------------    -------------
Net interest income after provision
   for loan losses                                 2,993            2,554
                                            -------------    -------------
Other income:
   Loan service charges and fees                      97              132
   Gain on sale of investment
      and mortgage-backed securities                  89              227
   Gain on sale of loans                              17              107
   Deposit service charges and fees                  355              322
   Other operating income                            308              263
                                            -------------    -------------
      Total other income                             866            1,051
                                            -------------    -------------

Operating expenses:
   Compensation and benefits                       1,765            1,662
   Office occupancy and equipment                    233              191
   Depreciation and amortization                     197              169
   Federal insurance premiums                         14               14
   Loss on real estate owned, net                      2                8
   Intangible amortization                            14                8
   Other operating expenses                          562              560
                                            -------------    -------------
      Total operating expenses                     2,787            2,612
                                            -------------    -------------

Income before income tax provision                 1,072              993
Income tax provision                                 220              218
                                            -------------    -------------
Net income                                  $        852     $        775
                                            =============    =============

Basic earnings per share                    $       0.35     $       0.30
                                            =============    =============
Diluted earnings per share                  $       0.33     $       0.29
                                            =============    =============

Balance Sheets - Unaudited
(In thousands, except share data)

                                                            December 31, 2003       September 30, 2003      December 31, 2002
                                                            -----------------       ------------------      -----------------
Assets:
   Cash and due from depository institutions                    $   8,927                $   7,662               $   9,480
   Interest-earning demand deposits                                 2,442                      330                   7,578
   Securities available-for-sale                                  191,500                  192,429                 181,574
   Securities held-to-maturity                                    121,961                  119,962                  92,229
   Loans receivable, net                                          270,678                  264,412                 308,393
   Loans held-for-sale                                                 70                      286                   1,153
   Foreclosed real estate, net                                        672                      675                     512
   Federal Home Loan Bank stock, at cost                           10,569                   10,447                  10,767
   Accrued interest receivable                                      3,395                    3,408                   3,484
   Office premises and equipment                                    5,654                    5,834                   5,823
   Other assets                                                    11,425                   12,023                   9,402
                                                                ---------                ---------               ---------
      Total assets                                              $ 627,293                $ 617,468               $ 630,395
                                                                =========                =========               =========

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                                      $367,138                 $366,126                $362,509
   Short-term borrowings                                           56,383                   38,101                  11,798
   Guaranteed preferred beneficial interest in
      Company's debentures                                         10,000                   10,000                  10,000
   Securities sold under agreement to repurchase                    5,035                    5,943                   5,304
   Advance payments by borrowers for taxes
      and insurance                                                 2,382                    1,179                   3,116
   Other liabilities                                                3,042                    3,216                   4,753
   Long-term debt                                                 142,608                  152,708                 188,817
                                                                ---------                ---------               ---------
      Total liabilities                                           586,588                  577,273                 586,297
                                                                ---------                ---------               ---------

Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 2,821,600,
       2,805,291, and 2,520,772 shares issued                          28                       28                      25
   Treasury stock, 386,492, 381,492, and 93,678 shares             (7,315)                  (7,192)                 (1,150)
   Additional paid-in capital                                      29,126                   28,960                  22,851
   Retained earnings                                               16,949                   16,388                  19,671
   Accumulated other comprehensive income,
      net of tax                                                    1,917                    2,011                   2,701
                                                                ---------                ---------               ---------
      Total stockholders' equity                                   40,705                   40,195                  44,098
                                                                ---------                ---------               ---------

      Total liabilities and stockholders' equity                $ 627,293                $ 617,468               $ 630,395
                                                                =========                =========               =========

Other Data:

                                          At or For the Three Month Period Ended

                                                        December 31,
                                                        ------------

                                                    2003              2002
                                                    ----              ----

Annualized return on average assets                0.55%             0.50%
Annualized return on average equity                8.51%             7.26%
Equity to assets                                   6.49%             7.00%
Interest rate spread (tax equivalent) (1)          2.18%             1.99%
Net interest margin (tax equivalent) (1)           2.24%             2.14%
Non-interest expense to average assets             1.79%             1.70%
Loan loss allowance to net loans                   1.15%             0.99%
Non-performing loans and foreclosed real
  estate to total assets at end-of-period          0.56%             0.53%


(1) Unamortized issuance costs of $599,000 were recorded as interest expense when the 9.75% trust preferred securities were called November 4, 2002. This write-off reduced the interest rate spread by 42 basis points from 2.41%, and reduced the net interest margin by 41 basis points from 2.55% for the three month period ended December 31, 2002.

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